Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 7, 2022

PHX Minerals Inc.

Valliance Bank Tower

1601 NW Expressway, Suite 1100

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to (i) the incorporation by reference in the post-effective amendments to the Registration Statements on Form S-3 (File Nos. 333-249538, 333-256496, 333-260531, and 333-262165) and on Form S-8 (File Nos. 333-245670 and 333-261627) of PHX Minerals Inc. to be filed with the United States Securities and Exchange Commission on or about April 7, 2022, and any amendments and any prospectus supplement filed with respect thereto, (ii) all references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm in the Registration Statements, including under the heading “Experts,” and (iii) the inclusion of information taken from our following reports, each of which were included in the Annual Reports on Form 10-K of PHX Minerals Inc. (formerly known as Panhandle Oil and Gas Inc.) for the years ended September 30, 2021, September 30, 2020, and September 30, 2019, in such Registration Statements, as amended:

•	Report as of September 30, 2021 on Reserves and Revenue of Certain Properties with interests attributable to PHX Minerals Inc.
•	Report as of September 30, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Panhandle Oil and Gas Inc.
•	Report as of September 30, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Panhandle Oil and Gas Inc.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716